EXHIBIT 10.3

AGREEMENT OF SUBLEASE (“Sublease”) made as of this 31st day of August 2006 by and between PORT CITY PRESS, INC., a Maryland corporation having offices at 1801 Bayberry Court, Suite 200, Richmond, VA 23226 (“Sublessor”) and ARM ACQUISITION, INC., a Delaware corporation having offices at 666 Third Avenue, New York, NY 10017 (“Sublessee”).

WITNESSETH

WHEREAS, Sublessor is the tenant under a certain lease dated as of July 31, 2002 (the Lease”) between SLG Graybar Sublease LLC, as landlord (“Landlord”), and Sublessor, as tenant (Sublessor being sometimes referred to herein as “Tenant”), a copy of which is annexed hereto as Exhibit A and made a part hereof, covering space known as Room 865 (the “Demised Premises”) in the building known as 420 Lexington Avenue, New York, New York (the “Building”); and

WHEREAS, Sublessee desires to sublet the entire Demised Premises for the balance of the term remaining on the Lease, less one day.

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties covenant and agree as follows:

1.

Sublease.    Sublessor hereby rents and subleases to Sublessee, and Sublessee hereby hires and takes from Sublessor, the Demised Premises for a term (the “Term”) to commence as of September 1, 2006 (the “Commencement Date”), and to expire at the close of business on November 29, 2009 (the “Expiration Date”) unless sooner terminated pursuant to the terms hereof. Sublessee shall use and occupy the Demised Premises for executive and general offices for the conduct of Sublessee’s business in accordance with the Lease, and for no other purpose.

2.

Incorporation of Lease: Subordination.    (a) Except as set forth to the contrary herein, all terms, covenants and conditions of the Lease are incorporated herein by reference and made a part hereof with the same effect as if set forth at length herein, as if Sublessor were substituted for the Landlord and Sublessee were substituted for the Tenant thereunder. Except as specifically defined herein, capitalized terms shall have the meanings ascribed to them in the Lease. Except as herein provided, Sublessee shall observe and perform all of the Tenant’s covenants and obligations under the Lease relating to the Demised Premises. To the extent that the Lease and this Sublease are inconsistent with each other, the provisions of this Sublease shall govern as between the parties hereto. Sublessee represents and warrants that it has the full right, power and authority to execute and deliver this Sublease and to become bound by the terms and conditions hereof.

(b)

This Sublease is subject and subordinate to the Lease and to all ground or underlying leases and all mortgages on the real property and Building and any other matters to which the Lease is now or may hereafter become subordinate, and Sublessor shall not be liable for any termination of the Lease or any Superior Lease or any foreclosure of a Mortgage by any party thereto or similar event. The foregoing subordination provisions are self-operative, and no further instrument of subordination shall be required. However, to confirm such subordination, Sublessee shall execute promptly any certificate that Sublessor may request.

(c)

In addition to the matters set forth elsewhere in this Sublease, the following provisions of the Lease are expressly excluded from this Sublease: Sections 3.02, 22.02, Article 30 (Security Deposit), Article 39 (Brokers), Exhibits B and C.

3.

(a)

Sublessee shall not be required to pay fixed rent, additional rent or other charges to be paid by the Tenant under the Lease, but Sublessee shall pay such fixed rent, additional rent and other charges as set forth in this Sublease.

(b)

Sublessee shall pay Sublessor fixed annual rent (“Fixed Rent”) during the Term at the following rate:

Period	Annual Rent	Monthly Installment
Commencement-August31, 2007	$168,387.00	$14,032.25
September 1, 2007 - August 31, 2008	$171,754.74	$14,312.90
September 1, 2008 - August 31, 2009	$175,189.83	$14,599.15
September 1, 2009 - Expiration Date	$178,693.31	$14,891.14

Fixed Rent, and each installment thereof, shall be paid in advance, on the first day of each month, in lawful money of the United States, without notice or demand therefor. All such installments shall be paid by an unendorsed check drawn on a bank or trust company which is a member of the New York Clearing House Association to the order of Sublessor at its office set forth above, or to such other person or place as Sublessor shall direct. The first such payment shall be due upon the execution of this Sublease by Sublessee. If any installment of Fixed Rent or Additional Rent (as hereinafter defined) is not paid within ten (10) days after it is due, there shall be a late charge imposed in an amount equal to 5 cents for every dollar so overdue, which late charge is agreed by the parties to be a reasonable reimbursement to Sublessor for the administrative costs involved in such late payment. Fixed Rent and additional rent for any partial month or partial year shall be equitably prorated. Sublessee shall not be entitled to any period of rent abatement.

(c)

In addition to the Fixed Rent provided for above, Sublessee shall also pay the Sublessor, as part of the additional rent payable hereunder (“Additional Rent”), (i) all charges for electric usage in the Demised Premises imposed by the Landlord under the Lease, pursuant to Article 40 (Electricity) of the Lease, and (ii) Tenant’s proportionate share of charges for the Building HVAC System imposed under Article 34 (Air Conditioning) of the Lease, and (iii) all charges for water usage, if any, imposed under Article 28 ~) of the Lease, and (iv) Tenant’s Share of increases in Real Estate Taxes imposed by Article 31 (Tax Escalations) of the Lease, except that for purposes of this Sublease the Base Tax Year for calculation of Sublessee’s payments shall be the fiscal tax year July 1, 2006 through June 30, 2007, and (v) any and all other charges and items of additional rent imposed upon Tenant under the Lease for the Term of this Sublease. Each payment of Additional Rent by Sublessee shall be made together with the monthly installment of Fixed Rent with respect to which Additional Rent is payable or, if any payment of Additional Rent is required to be made in a lump sum or on any other basis than monthly, such payment shall be made not less than ten (10) business days prior to the date by which Sublessor is required to’ pay Landlord the Additional Rent of which Sublessee’s payment to Sublessor constitutes a part, as specified in Sublessor’s request or demand for such Additional Rent. Sublessee’s liability for Fixed Rent and Additional Rent shall survive the Expiration Date or sooner termination of this Sublease with respect to any such rents attributable to any period during the Term.

(d)

Sublessor agrees promptly to provide Sublessee with copies of any bills, notices, requests or demands for Additional Rent, or Landlord’s estimates thereof, which are provided to Sublessor by the Landlord under the Lease, and with any additional or supporting documentation provided by Landlord in connection with such bills, notices, requests or demands.

4.

As Is: Telephone Equipment.    (a) Sublessee represents that it has thoroughly inspected the Demised Premises and agrees to take same ‘‘as is”, in its present condition, and that no representations have been made by Sublessor, its agents or any other party or person with respect to the same or the condition thereof.

(b)

Sublessee shall rent and use Sublessor’s telephone equipment which is now in the Demised Premises at a rental rate of $100 per month, which amount shall be deemed to be additional rent and shall be payable on the first day of each month in advance together with payments of Fixed Rent hereunder. Sublessor makes no representation or warranty with regard to such equipment, but will assign any existing manufacturer warranties to Sublessee, to the extent same are assignable.

5.

Renewal.   Sublessee shall have no right to extend or renew this Sublease.

6.

Services.    Sublessee shall be entitled to receive all the services, repairs, facilities and utilities to be supplied under the Lease by Landlord. The foregoing notwithstanding, Sublessor shall have no obligation to supply any such services, repairs, facilities and utilities and Sublessee shall not look to Sublessor to provide same. If

Landlord fails or refuses to comply with any of the provisions of the Lease insofar as they affect Sublessee’s occupancy of the Demised Premises during the Term, upon the request of Sublessee Sublessor shall attempt (without thereby being required to commence any action or proceeding, expend any monies or incur any expenses) to cause Landlord to do so. However, Sublessor shall not be liable to Sublessee, and Sublessee’s obligations hereunder shall not be impaired nor the performance thereof be excused, because of any failure or delay by Landlord in performing its obligations under the Lease as affecting Sublessee’s occupancy of the Demised Premises during the Term.

7.

Remedies Upon Default.   If Sublessee defaults in the performance of any of its obligations hereunder, including but not limited to the payment of Fixed Rent and Additional Rent, Sublessor shall have such rights and remedies hereunder with respect to such default as would be available, under the Lease, to Landlord if such default were by Tenant thereunder. Such rights and remedies shall be in addition to the rights and remedies available to Sublessor at law or in equity.

8.

Indemnification: Insurance.    (a) Sublessee shall neither take, nor suffer or permit to be taken, any action which violates any provision of the Lease or would (with or without notice or the passage of time) cause Sublessor to be in default under the Lease. Sublessee shall indemnify and hold harmless Sublessor from and against all claims, liability, cost and expense (including, without limitation, attorneys’ fees and disbursements) which Sublessor incurs by reason of Sublessee’s failure to comply with the terms and conditions of this Sublease and the Lease and shall further indemnify and hold Sublessor harmless to the extent and with respect to any claims or other matters for which Sublessor is required, pursuant to the Lease, to indemnify the Landlord.

(b)

Sublessee shall obtain such insurance coverages as Tenant is required to obtain under the Lease, except that any policy which, under the Lease, is required to name Landlord as an insured shall name both Landlord and Sublessor as insured parties, together with such other parties as Landlord may require.

9.

Additional Services.    If Sublessee procures any additional services (such as alterations, cleaning services in excess of services provided without charge under the Lease, etc.) with respect to the Demised Premises, Sublessee shall pay all charges for such services, as and when due, directly to the party rendering the services (or as otherwise directed by Landlord).

10.

Brokers.   Sublessee represents and warrants that it has dealt with no brokers or finders (directly or indirectly) in connection with this Sublease transaction, other than Newmark Knight Frank and CB Richard Ellis (the “Brokers”). Sublessee shall indemnify and hold harmless Sublessor from and against all liability, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements) resulting from any claims by any person or entity other than the Brokers for any brokerage commission, finder’s fee or similar charge relating to the sublease which allege any dealings Sublessee. Sublessor shall pay any commissions due to the Brokers pursuant to separate written agreement. The provisions of this Article shall survive the Expiration Date or any sooner termination of the Sublease.

11.

Directory Listings.   Sublessor agrees that it will, on behalf of Sublessee, request from the Landlord listings on the Building directory, and Sublessor will cooperate with Sublessee in obtaining such listings. Sublessee shall pay any fees or costs imposed by Landlord in connection with such listings.

12.

Assignment and Sublet.    (a) Sublessee shall not assign, mortgage or encumber this Sublease nor further sublet all or any part of the Demised Premises, nor suffer or permit the Demised Premises or any part thereof to be used or occupied by others, without the prior written consents of Sublessor and Landlord in each instance. Landlord’s rights and obligations with respect to any assignment of this Sublease or further subletting shall be governed by the Lease, including but not limited to Section 4.07(v).

13.

Security Deposit.   Sublessee shall deposit with Sublessor upon the execution of this Sublease the sum of $28,064.50 in cash as security for the faithful performance and observance by Sublessee of the terms, conditions, covenants and provisions of this sublease. It is agreed that if Sublessee defaults in respect of any of the terms, provisions, covenants or conditions of this Sublease, including, but not limited to, the payment of Fixed Rent or Additional Rent, Sublessor may use, apply and retain the whole or any part of the security so deposited to the extent required for the payment of any Fixed Rent or Additional Rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiencies in reletting of the Demised Premises whether such damages or deficiencies accrued before or after summary proceedings or other re entry by Sublessor. In the event that Sublessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the security shall be returned to Sublessee, without interest, after the date herein fixed as the expiration date of this Sublease and after the surrender of possession of the entire Demised Premises to Sublessor in the manner called for by applicable provisions of the Lease as incorporated herein. Sublessee further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited hereunder as security and that neither Sublessor nor its successors or assigns shall be bound by any such assignment or encumbrance, or attempted assignment or encumbrance. If Sublessor at any time utilizes any portion of the security by reason of any default by Sublessee hereunder, Sublessee shall within five (5) days after demand, restore and pay Sublessor the amount so utilized.

14.

Notices.   All notices and demands hereunder shall be sent by registered or certified mail, return receipt requested, or delivered reputable overnight courier, if to Sublessor at its address hereinabove set forth, and if to Sublessee prior to the Commencement Date at its address hereinabove set forth and after the Commencement Date at the Demised Premises, or to such other address as either party designates for such purpose by a notice similarly transmitted. Notices and demands shall be deemed given three (3) business days after being so mailed or, if delivered by courier, on the date received or refused.

15.

Obtaining Consent.   In any instance when the consent, approval or satisfaction of the Landlord or another person designated by the Lease to act on Landlord’s behalf is required or believed by Sublessor to be required, Sublessor, upon request by Sublessee, shall request such consent, approval or satisfaction and cooperate with Sublessee in seeking to obtain the same (without thereby being required to commence any action or proceeding, expend any monies or incur any expenses or liabilities).

16.

Quiet Enjoyment.   If and so long as Sublessee duly and timely pays the Fixed Rent and all Additional Rent and other charges due hereunder and duly and timely observes and performs all of its other obligations hereunder, Sublessee shall quietly enjoy the Demised Premises during the Term without hindrance or molestation by Sublessor or by anyone claiming by or through Sublessor, subject, however, to the terms of this Sublease and the Lease.

17.

Merger: Modifications.   All prior understandings and agreements between the parties are merged into this Sublease, which, alone, fully and completely sets forth the agreement of the parties. This Sublease may not be modified or terminated other than by the written agreement of Sublessor and Sublessee subject, if required by the Lease, to the prior consent of the Landlord.

18.

Successors and Assigns: Captions.   The terms and conditions set forth, and incorporated by reference, in this Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective permitted successors and assigns.  Paragraph headings are inserted for convenience of reference only, and are not intended to define, limit or describe any of the provisions of this Sublease.

19.

Applicable Law.   This Sublease shall be deemed to have been entered into in, and shall be governed by, the internal laws of the State of New York, without giving effect to the conflicts of laws principles of such State.

20.

End of Term.   At the end of the Sublease term, Sublessee shall surrender the Demised Premises to Sublessor vacant and broom clean, in good order and condition, and otherwise in the condition required by applicable provisions of the Lease.

21.

Consent of Landlord.   This Sublease shall become effective only if the written consent hereto by the Landlord is obtained. Such consent must include Landlord’s consent to the assignment of this Sublease to a wholly owned subsidiary of Cross Country Healthcare, Inc. If such written consent is not obtained on or before September 30, 2006, then this Sublease shall be void and of no force or effect, and neither party shall have any further obligation to the other, except that Sublessor will refund to Sublessee the amount paid upon execution hereof. Sublessor and Sublessee agree to cooperate and use reasonable efforts to obtain such consent and to submit such information (including, but not limited to, financial information) as the Landlord may reasonably require in connection therewith. Any legal, processing, administrative or similar fees or charges imposed by the Landlord in connection with such request for consent shall be paid by Sublessee, whether or not such consents shall be obtained, and this obligation of the parties shall survive any expiration or termination of this Sublease pursuant to this Article or otherwise.

22.

 Failure to Give Possession.   Except as otherwise set forth in Article 22 of this Sublease, if Sublessor fails to deliver possession of the Demised Premises on the date set forth above for the commencement of the Term, because of delays in obtaining Landlord’s consent for any other reason, Sublessor shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this Sublease, but the rent payable hereunder shall be abated until after Sublessor shall have given Sublessee notice that Sublessor is able to deliver possession under this Sublease. The provisions of this Paragraph are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the day and year first above written.

SUBLESSOR:	PORT CITY PRESS, INC

By: Bruce G. Willis
Vice President

SUBLESSEE:	ARM ACQUISITION, INC.

By: Susan E. Ball
General Counsel and & Secretary